UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 23, 2011

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 23, 2011, Chesapeake Utilities Corporation (the "Company") issued to Metropolitan Life Insurance Company ("Metropolitan") and New England Life Insurance Company ("New England") its unsecured Senior Notes, Series A, in the aggregate principal amount of $29 million (the "Notes"). The Notes were issued pursuant to a Note Agreement executed by the Company, Metropolitan and New England on June 29, 2010. The proceeds received from the issuance of the Notes were used to refinance two series of Florida Public Utilities Company secured First Mortgage Bonds redeemed in January 2010 and previously refinanced through a short-term credit facility. Under the terms of the Note Agreement, the Company may, in its sole discretion, issue additional Senior Notes, Series B, in an aggregate principal amount of up to $7 million. The following is a summary of the material terms to which the Notes are subject:

Maturity Date: The Notes mature and are due and payable in full on June 30, 2026.

Interest: The Notes bear interest at the rate of 5.68% per annum. Semiannual interest only payments are due on June 30 and December 30 of each year, commencing on December 30, 2011. All accrued but unpaid interest due under the Notes is payable on June 30, 2026.

Principal Payments: Required annual principal payments of $2.9 million each are due on the Notes commencing June 23, 2017. The Company may be required to prepay the entire outstanding principal balance of a Note, and all accrued but unpaid interest thereon, if the aggregate net book value of the assets used in the regulated utilities businesses of the Company and its subsidiaries is less than 50% of the total assets of the Company and its subsidiaries and the holder of such Note declares it to be due and payable. The entire outstanding principal balance of the Notes is due and payable on June 30, 2026.

Optional Prepayment: The Company may prepay the Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements set forth in the Note Agreement.

Covenants: The Note Agreement sets forth certain business and financial covenants to which the Company is subject, including (i) requirements that the Company maintain a minimum fixed charge coverage ratio of 120% and a minimum consolidated net worth of $50 million, (ii) restrictions on incurring indebtedness and subjecting assets of the Company or its subsidiaries to certain liens and encumbrances, and (iii) limitations under certain circumstances on paying dividends and making other payments related to or in respect of capital stock, warrants, options or similar rights.

Events of Default: The Note Agreement includes customary events of default to which the Notes are subject, including payment defaults on the Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency and similar events.

Acceleration: The Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Notes may be accelerated by one or more of the Note holders upon the occurrence of payment defaults and other events of default.

The Note Agreement and the Notes are not being filed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Note Agreement and the Notes to the Securities and Exchange Commission upon request.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

June 29, 2011	By:	Michael P. McMasters

Name: Michael P. McMasters
Title: President and Chief Executive Officer